EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TRW Automotive Savings Plan for Represented Employees of our reports dated February 16, 2004, and October 29, 2003 (except for Note 3 as to which the date is January 9, 2004), with respect to the consolidated and combined financial statements and schedule of TRW Automotive Holdings Corp. and its predecessor, included in the 2003 Annual Report on Form 10-K of TRW Automotive Holdings Corp. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Troy, Michigan
July 21, 2004